                                                                    EXHIBIT 11.1


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                      Years Ended
                                                                       December 31
                                                                 ----------------------
                                                                   1999          1998
                                                                 --------      --------
Average number of common shares outstanding ................       15,111         9,031

Common equivalent shares outstanding:

Stock options (1) ..........................................           --            --
                                                                 --------      --------

Total common and common equivalent shares outstanding ......       15,111         9,031
                                                                 ========      ========

Net income (loss) attributed to common shareholders ........     $ (9,730)     $(33,741)
                                                                 ========      ========

Loss per common share (basic and diluted) ..................     $   (.64)     $  (3.73)
                                                                 ========      ========


----------------

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.